ESTABLISHMENT LABS HOLDINGS INC. EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (this Agreement is made and entered into as of August 15, 2024 Effective Date ESTABLISHMENT LABS HOLDINGS INC., a British Virgin Islands company (the Company and Filip Caldini, an individual Executive Background WHEREAS, the Company desires to employ the Executive for the term hereof; WHEREAS, the Executive desires to be employed by the Company in accordance with the terms hereof; and WHEREAS, the Company and the Executive mutually intend to set forth herein the terms NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows: 1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company subject to the terms and conditions set forth herein. During the Term (as defined in Section 2), the Executive shall serve in the capacity of President of the Company and shall report directly to the Chief Executive Officer. The position and such other duties as may be reasonably assigned to him from time to time by the Chief Executive Officer. During the Term, except for illness and vacation periods, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder. The Executive shall not be involved with any community or professional organizations or serve as a director for any other entities, other than those activities and investments that do not impair the ability of the Executive to perform the duties of his position. The parties understand and agree that the Executive is primarily providing services out of the United States, and for employment purposes, Motiva USA, LLC shall employ the Executive, maintain his employment records, pay his cash compensation and provide his benefits. 2. Term / Termination. (a) Term. The term of t Term commence on August 15, 2024, and shall continue in full force and effect until terminated in accordance with Sections 2(b), 2(c), 2(d), 2(e) or 2(f) below. (b) Termination for Cause. be terminated Cause fraud, dishonesty, embezzlement,

-2- insubordination, or misconduct, (iii) the failure of the Executive to perform his assigned duties or follow the reasonable and lawful directives of the Chief Executive Officer or Board of Directors of Board of Directors written notice from the Company of such failure, (iv) the material breach by the Executive of his obligations hereunder or under any material provision of the Compan Conduct and Ethics or any related agreements with any Company Group member, which breach (to the extent curable) is not cured within ten (10) days of written notice from the Company of such breach, or (v) any of the grounds for a for-Cause termination described in the applicable labor code. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him written notice of such termination. (c) Termination by Executive for Good Reason. The employment Good Reason employment with the Company in accordance with the following sentence after the occurrence of any of the following events, without the (i) a material diminution by the Company of the responsibility, from the position and attributes thereof described in Section 1; (ii) a breach by the Company of any material provision hereof; or (iii) Section 3(a) below), except for a reduction due to unforeseen circumstances that create a financial constraint on the Company, provided that such reduction applies proportionately for all similarly situated executives. In order for the resignation to constitute a resignation for the Executive must first provide the Company with written notice of the acts or omissions constituting the grounds for within thirty (30) days of the initial existence of such grounds for grounds (the Cure Period such grounds must not have been cured by the expiration of the Cure Period, and the Executive must resign within thirty (30) days following the expiration of the Cure Period. (d) Termination by Reason of Death or Disability. employment will automatically terminate upon the death of the Executive. The Company may terminate the employment immediately upon written notice to the Executive upon the Disability of the Executive. For purposes of this Section 2(d) Disability the inability or failure of the Executive to perform the essential functions of his position of employment with the Company with or without reasonable accommodation as a result of a mental or physical disability for a total of ninety (90) or more days (whether or not consecutive) during any twelve (12) months, all as determined in good faith by a majority of the disinterested members of the Board of Directors; provided, however, if the Company or a member of the Company Group maintains a policy insuring against the disability of same meaning as in such policy. (e) Termination by Company without Cause.

-3- may be terminated by the Company without Cause, at any time, for any reason or for no reason, upon the payment by the Company of the Accrued Compensation and the amounts, if any, required by Section 8. (f) Termination by Executive without Good Reason. employment may be terminated by the Executive without Good Reason, at any time, upon thirty r written notice of termination. 3. Compensation. The Company shall pay the Executive as compensation, in consideration for all his services hereunder, the amounts described in this Section 3: (a) Base Compensation and Car Allowance. The Executive will be paid a base salary equivalent to USD $415,000 Base Compensation Payments shall be paid to the Executive in equal installments not less frequently than monthly, in accordance with the Any compensation which may be paid to the Executive under any additional compensation or incentive plans of the Company or which may otherwise be authorized from time to time by the Board of Directors shall be in addition to the Base Compensation to which the Executive is entitled to under this Agreement. (b) Incentive Compensation (Annual Bonus). The Executive shall also be eligible to receive an annual bonus (the Annual Bonus as additional annual compensation in an amount up to 50 Target Bonus achievement of certain individual targets and goals by the Executive and certain targets and milestones by the Company. Such targets and goals shall be established in writing by the Company. The determination of whether such targets have been achieved shall be determined by the Company in its sole discretion. The Executive shall be entitled to such Annual Bonus for a particular fiscal year only if the Executive is employed by the Company through the end of the applicable fiscal year, except as expressly contemplated in Section 8. Any such Annual Bonus to which the Executive is entitled with respect to a particular fiscal year shall be paid no later than March 15 of the year following such fiscal year. (c) Annual Equity Award. The Executive shall also be eligible to receive an equity a Annual Equity Award as additional annual compensation in an amount up to 100% of the Base Compensation, with such value allocated 40% to Restricted Stock Units and 60% to stock options, pursuant to any plans or arrangements the Company may have in effect from time to time. Notwithstanding anything to the contrary in this Agreement, the Board of Directors (or a committee of the Board of Directors) will determine in its discretion the terms and conditions of the Annual Equity Award, whether the Executive will be granted any additional equity awards, and the terms and conditions of any such additional equity award, each in accordance with the terms and conditions of any applicable plan or arrangement that may be in effect from time to time. (d) New Hire Stock Option Grant. commencement of employment, the Company shall grant the Executive equity in the Company with a grant-date value of USD $1,000,000, with such value allocated 40% to Restricted Stock Units and 60% to stock options. (e) Participation in Plans.

-4- Company, the Executive shall be entitled to participate in all savings and retirement plans, policies and programs maintained in force by the Company, including any qualified pension, profit sharing or other retirement plans, non-qualified retirement and deferred compensation plans, and other similar retirement and welfare benefit plans, programs and arrangements, provided that the Executive qualifies for participation in such plans, programs and arrangements pursuant to the terms thereof and only if such plans or programs are put in place. The Executive shall be informed by the Company when and if any of these apply. (f) Employee Benefits. employment with the Company, the Executive shall continue to be eligible to participate in all of the Company benefit plans and programs in effect for similarly-situated employees. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. (g) Expense Reimbursement. The Company shall pay or reimburse the the Company may reasonably require, for reasonable business related expenses and disbursements Agreement, provided that the incurring of such expenses shall have been approved in accordance regular reimbursement procedures and policies of the Company Group in effect from time to time. (h) Clawback and Recoupment. All compensation and benefits provided to the Executive under this Agreement or otherwise in respect of his employment are subject to clawback and recoupment pursuant to the policies of the Company Group, as in effect and amended from time to time. (i) Withholding. Payment of all amounts to the Executive shall be net of any withholding. ion all applicable amounts (including, withholding and payroll taxes) required by law. 4. Vacation. The Executive shall be entitled to paid vacation in accordance with the and reasonably agreed to by the parties hereto. 5. Place of Performance. In connection with his employment by the Company, the Executive shall render his services wherever the Company requires it. expectation is that the Executive will primarily provide services from an office in Charlotte, North Carolina, although the Executive will be required to travel to perform his job duties and, in particular, will also provide services from headquarters in Costa Rica. 6. Facilities Available to Executive. The Company shall furnish Executive with facilities and technical services as may be reasonably appropriate for the performance of his duties 7. Equity Acceleration Upon a Change in Control. Upon a Change in Control that will receive accelerated vesting as to one hundred percent (100%) of the then-unvested portions of awards that were granted on or after the Effective Date, and with respect to such equity awards with performance-based vesting, all performance goals or other

-5- vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. 8. Payments Due Upon Termination of Employment. (a) Non-CIC Qualified Termination. If a Non-CIC Qualified Termination occurs, then, subject to Sections 8(e) and 9, the Executive will receive the following severance payment and benefits: (i) Salary Severance. A lump sum severance payment within 75 days of the termination of employment equal to nine (9) months of the employment (or if such termination is the result of resignation due to a material reduction). (ii) Bonus Severance. A lump sum severance payment equal to (A) the Annual Bonus that the Executive would have earned under Section 3(b) for the fiscal year -CIC Qualified Termination occurs had the Executive remained employed with the Company through the date the Executive was required to continue employment with the Company in order to be eligible to receive such bonus multiplied by (B) the fraction obtained by dividing (x) the number of days the Executive has worked during such fiscal year by (y) the total number of days in such fiscal year, which will be paid at the same time as other similarly situated employees of the Company receive bonus payments for the fiscal year but in no event later than March 15 of the year following the year of the Non-CIC Qualified Termination. (iii) Health Benefit. Subject to Section 8(d), the Company will pay the premiums for the Executive and the eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to the Health Benefit termination of employment, (B) the date upon which the Executive and/or the covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage. (b) CIC Qualified Termination. If a CIC Qualified Termination occurs, then, subject to Sections 8(e) and 9, the Executive will receive the following severance payments and benefits from the Company: (i) Salary Severance. A lump sum severance payment within 75 days of the termination of employment equal to twelve (12) months of the higher of (x) the Base Compensation as in effect immediately prior to such termination resignation due to a material reduction in the Base Compensation, as in effect immediately prior to such reduction) or (y) the Base Compensation as of immediately prior to the Change in Control.

-6- (ii) Bonus Severance. A lump sum severance payment within 75 days of the termination of employment equal to one hundred percent (100%) of the termination of employment occurs. (iii) Equity Acceleration. Accelerated vesting as to one hundred percent (100%) of the then- are granted on or after the Effective Date. (iv) Health Benefit. Subject to Section 8(d), the Company will provide Health Benefit until the earlier of (A) a period of twelve (12) months from the date of the termination of employment, (B) the date upon which the Executive and/or the eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage. (c) Voluntary Resignation; Termination for Cause; Death; Disability. If the employment with the Company terminates (i) voluntarily by the Executive (other than for Good Reason), Disability, then the Executive will not be entitled to receive severance or other benefits (other than Accrued Compensation) except for those (if any) as may then be established under the then existing severance and benefits plans and practices or pursuant to other written agreements with the Company. (d) Conditions to Receipt of Health Benefit. To the extent the Executive is COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the E If the Company determines in its sole discretion that it cannot provide the Health Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will regularly scheduled payroll dates (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue Termination (which amount will be based on the rates then in effect for active employees, subject to any subsequent changes in rates Health Replacement Payment be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of Health Replacement Payments equal to the number of months in the applicable Health Benefit period. For the avoidance of doubt, the Health Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the Health Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the Health Replacement Payments or any further Health

-7- Benefit. (e) Offset. The severance payments and benefits the Executive would otherwise be entitled to receive pursuant to Sections 8(a) or (b) will be reduced by any liability the Company may have to the Executive for any severance payments or benefits required under any applicable statute, law or regulation to the extent permitted by applicable law. (f) Accrued Compensation. For the avoidance of any doubt, in the event of any receive all accrued but unpaid vacation, expense reimbursements, wages, and other vested benefits due to the Executive under the terms of any Company-provided plans, policies, and arrangements, Accrued Compensation (g) Transfer between the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause. If, however, the Company transfers the Executive from Motiva USA, LLC to another member of the Company Group, yet the Executive is precluded from employment at that other member of the Company Group, whether for citizenship or other reasons, and the parties cannot remove the preclusion(s) despite their mutual best efforts, such a transfer would be a termination without Cause. (h) Exclusive Remedy. In t employment with the Company, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 8, subject to applicable law. 9. Conditions to Receipt of Severance/Timing of Severance. (a) Separation Agreement and Release of Claims. The receipt of any severance payment or benefits pursuant to Sections 8(a) or (b) will be subject to (i) the Executive resigning from all positions the Executive may hold as an officer or director of a Company Group member and executing all documents the applicable Company Group member determines, in its sole discretion, are necessary to effectuate such resignations prior to the Release Deadline (as defined below) (such resignation and execution of applicable documents, the Resignations and (ii) the Executive signing and not revoking a separation agreement and release of claims in a form Release mes effective and irrevocable no later than sixty (60) days following the termination date (such Release Deadline If the Resignations and the Release do not become effective and irrevocable by the Release Deadline, the Executive will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Resignations and the Release become effective and irrevocable. If earned and unless otherwise agreed by Company, none of the severance payments and benefits payable Section 8, with the exception of the continuation of the Health Benefit, as applicable, will be paid or otherwise provided prior to the sixtieth (60th day) following the Qualified Termination. Except with respect to the extent that payments are delayed under Section 9(c), on the first regularly scheduled Company

-8- payroll date following the 60th day following the Qualified Termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 8 on or prior to that date, with the balance of the severance payments and benefits being paid or provided as originally scheduled. (b) Timing of Severance Payments. Provided that the Release and Resignations become effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the first regularly scheduled Company payroll date following the date the Release and Resignations become effective and irrevocable, and the remaining payments will be made as provided in the Agreement (including any delay that may be required by Section 9(c)(ii)). In no event will the Executive have discretion to determine the taxable year of payment for any Deferred Payments. (c) Section 409A. (i) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until the Executive has a from within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the (ii) Notwithstanding anything to the contrary in this Agreement, if the Executive is a within the meaning of Section 409A at the time of the separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the separation from service, will become payable on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the date of the separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the separation from service, but prior to the six (6)-month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c)(ii) will be payable in a lump sum as soon as all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. (iii) Any amount paid under this Agreement that satisfies the - -1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments. (iv) The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and

-9- any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A. In no event will any Company Group member reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A. (d) Compliance with Related Agreement. payments or benefits under Section 8(a) or (b) will be subject to the Executive continuing to comply with the terms of the Related Agreement (as defined below) and the provisions of this Agreement. (e) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that the Executive may receive from any other source reduce any such payment 10. Limitation on Payments. In the event that the payments and benefits provided for in this Agreement or otherwise payable to the Executive (collectively, the Payments (x) for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code (the Excise Tax such Payments will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of equity awards that were granted change in the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (iv) reduction of other benefits paid or provided to the Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will the Executive have any discretion with respect to the ordering of payment reductions. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 10 a nationally

-10- recognized firm of independent public accountants selected by the Company, or such other person or entity to which the parties m Firm For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10. 11. Definition of Terms. (a) Change in Control Equity Incentive Plan. (b) Change in Control Period the period beginning on a Change in Control and ending 12 months after the Change in Control. (c) Code means the Internal Revenue Code of 1986, as amended. (d) Company Group means the Company and its parents and subsidiaries. (e) Deferred Payment rance pay or benefits to be paid or and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A. (f) Qualified Termination death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in CIC Qualified Termination Non-CIC Qualified Termination (g) Section 409A means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time. (h) Section 409A Limit annualized compensation based upon the annual rate of pay paid to the Executive during the service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal 12. Representations of Executive. The Executive hereby represents and warrants to the Company that (a) this Agreement is the valid, legal and binding obligation of Executive, and violate any provision of any agreement, indenture or other instrument, or any fiduciary or other obligation, to which the Executive is a party or by which it is bound. Notwithstanding anything to

-11- the contrary in this Section 12, the Executive has informed the Company about the non- competition provision in the employment agreement he has with his current (pre-Company) employer, and the Company has agreed to indemnify the Executive from any liability arising from any allegation his current employer may make that he breached the non-competition provision of that agreement. 13. Confidentiality Agreement. with the Company, the Executive shall execute and comply with the terms of the Motiva USA, LLC Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B Related Agreement 14. Protected Activity. The Executive understands that nothing in this Agreement or the Related Agreement shall in any way limit or prohibit the Executive from engaging in any Protected Activity. For purposes of this Agreement, Protected Activity means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Government Agencies The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law and subject to professional rules of conduct applicable to the role as General Counsel to the Company, and without giving notice to, or receiving authorization from, the Company Group. Notwithstanding, in making any such disclosures or communications, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies. include the disclosure of any Company Group attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B. 15. Indemnification. The Company hereby agrees to indemnify and hold harmless Executive in accordance with any indemnification agreement entered into by and between any member of the Company Group and the Executive that is currently in effect (each, an Indemnification Agreement 16. General Provisions. (a) Entire Agreement. This Agreement, the Indemnification Agreement(s) and the Related Agreement contain the entire understanding between the parties hereto and supersede any prior employment and consulting agreements and understandings between the Executive and the Company (or any member of the Company Group). (b) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his heirs, beneficiaries or legal representatives Section 15 shall preclude: (i) The Executive from designating a beneficiary to receive benefits payable hereunder upon his death; or

-12- (ii) the personal representatives, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled to such benefits. The Company may assign this Agreement and its rights and interest hereunder to any entity within the Company Group without notice to or the consent of the Executive. (c) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect. (d) Notice. Any notice, consent, approval or other communication given pursuant to the provisions of this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (iii) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee, and addressed as follows: If to the Company: ESTABLISHMENT LABS B15, Coyol Free Zone, Alajuela, 20113, Costa Rica Attention: Chief Human Resources Officer If to the Executive: home address on file with the Company Any notice shall be effective as of the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto in the manner described herein, designate any other address in substitution of the foregoing address to which notice shall be given. (e) Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement is sought. (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. (g) Headings. The section headings used herein are included solely for

-13- convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. (h) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company, and The rights and obligations hereunder are also being granted for the benefit of any Company Group member, and such rights and obligations may be enforced by any Company Group member. (i) Additional Acts. The Executive and the Company each agrees to execute, acknowledge and deliver all further instruments, agreements or documents and do all further acts (j) Construction. Each of the parties hereto declare that they or their counsel participated in the drafting of this Agreement and that, accordingly, this Agreement shall not be construed more strongly against any party hereto because it drafted this Agreement. (k) Severability. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability. A court of competent condition is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision in its entirety, whether by rewriting the offending provision, adding additional language to this Agreement, or making such other modifications as it deems warranted to carry out the intent as embodied herein to the maximum extent permitted by law. (l) Remedies. Unless otherwise specified herein, no remedy conferred upon either party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity. Every power or remedy given by this Agreement to any party or to which such party may otherwise be entitled, may be exercised concurrently or independently, from time to time, and as often as may be deemed expedient and inconsistent remedies may be pursued. Because a breach of the provisions of this Agreement, the Indemnification Agreement(s) or the Related Agreement will not adequately be compensated by money damages, either party shall be entitled, in addition to any other right or remedy available, to seek an injunction restraining such breach or a threatened breach by the other party and/or to specific performance by the other party of any such provision of this Agreement, the Indemnification Agreement(s) or the Related Agreement and in any case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

-14- (m) Enforcement. If any party hereto shall fail to perform any covenant or condition hereof or shall otherwise be in breach of this Agreement, such party shall pay to the non- their efforts to enforce this Agreement (whether or not litigation is commenced, at all trial and appellate levels and in bankruptcy). (n) Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, notwithstanding any choice- of-law rules to the contrary. The parties further agree that any legal action relating to this Agreement may be commenced and maintained before a state or federal court located in Collin County, Texas. The parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts. (o) Execution in Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written. ESTABLISHMENT LABS HOLDINGS INC. /s/ Name: Juan José Chacón Qusirós Title: Chief Executive Officer EXECUTIVE /s/ Name: Caldini

-15- EXHIBIT A Section 7 of the Defend Trade Secrets Act of 2016 An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court

-16- EXHIBIT B MOTIVA USA, LLC CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (See attached)

MOTIVA USA, LLC CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT This Confidentiality, Non-Competition and Non-Solicitation Agreement Agreement is made by and between Motiva USA, LLC, a Delaware limited liability company (the Company and Caldini Employee Recitals A. its parent company, Establishment Labs Holdings Inc., and/or any or each of its affiliates, or direct or indirect subsidiaries, as well as any successor-in-interest to Motiva USA, LLC and/or to any of its direct or indirect subsidiaries, affiliates, or parents. B. Employee is employed or is being employed by Company in a capacity in which Employee has or will have extensive access to Confidential Information and trade secrets of Company, and/or is or may be offered certain equity incentives in consideration for entering this agreement. C. Company has offered Employee employment and/or other valuable consideration, which may include without limitation such consideration as original employment, job promotion, an increase in compensation and/or a discretionary equity award, and access to Company Agreement. D. This Agreement supersedes and completely replaces any and all prior offers, agreements, understandings, or representations, whether written or oral, between the Employee - employment obligations to the Company. Agreement NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree to be legally bound as follows: 1. Acknowledgements. Employee acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of (a) breast implants and tissue expanders for all indications such as, without limitation: (i) cosmetic surgery and augmentation (primary and revision); (ii) reconstructive surgery (primary and revision) including single or double mastectomy and post-mastectomy settings; (iii) post-lumpectomy; and/or (iv) pectus excavatum; (b) gluteal implants; and (c) specialized tools and components used in breast and gluteal implant surgery (e.g., Keller Funnel) and that Employee serves or will serve in a capacity involving provision of services in support of business. Further, that in the course of access to trade secrets and other Confidential Information (as hereinafter defined); (ii) has participated and/or will

-2- participate in the development, execution, and/or usage of processes, concepts, strategies, methods, and/or (iii) has been and/or will be given ocesses. Employee further acknowledges that the employment with the Company is at-will employment that can be terminated by Employee or Company at any time with or without cause. 2. Non-Disclosure and Ownership of Confidential Information. Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Company, and solely the property of Company, and agrees to the following; provided, however, that this Agreement does not, in any manner, prevent employees from filing a complaint with, providing information to, or participating in an investigation conducted by, the Securities and Exchange Commission, the United States Equal Opportunity Commission or any other governmental or law enforcement agency. (a) Confidential Information Defined. Confidential Information includes, but is not limited to, any and all of trade secrets, confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods, and research and development information; confidential business methods and processes; business plans and strategies; marketing plans and strategies; non-public financial information including budgets, sales data, sales forecasts, sales quotas, and information regarding profits or losses; office optimization and logistics information; information pertaining to current and prospective customers; information pertaining to distributors and sales channel structures; pricing information; discount schedules; costing information; personnel information; compensation structure, schedules and plans; and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services for Company. (b) Non-Disclosure of Confidential Information. employment with Company and thereafter, Employee will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than (i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; (ii) for authorized purposes during the course of employment in furtherance of business; and/or (iii) as specifically allowed or required under applicable law. non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Employee. The Federal Defend Trade Secrets Act provides that individuals may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the individual does not disclose the trade secret except pursuant to a court order.

-3- (c) Protection of Confidential Information. Employee will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information. Notwithstanding the above requirements, nothing in this Agreement applicable law. 3. Ownership of Intellectual Property. (a) Invention Defined. Invention ideas, programs, processes, systems, intellectual property, discoveries, and/or improvements which Employee discovers, invents, originates, develops, makes, or conceives alone or in conjunction with others which relate to present or future business during employment with Company and/or within six (6) months after employment ends. An Invention is covered by this Agreement regardless of whether (i) Employee conceived of the Company takes any action to commercialize or develop the Invention. (b) Ownership of Inventions. Inventions are solely the property of Company. Employee agrees that by operation of law and/or the effect of this Agreement Employee does not have any rights, title, or interest in any Inventions. Notwithstanding, Employee may be recognized as the inventor of an Invention without retaining any other rights associated therewith. (c) Disclosure and Assignment of Inventions. Employee hereby assigns to Company all right, title and interest Employee may have in any Inventions. Employee agrees to: (i) promptly disclose all such Inventions in writing to Company; (ii) keep complete and accurate records of all such Inventions, which records shall be Company property and shall be retained on Company premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of Inventions. This section shall not apply to any Invention for which no equipment, supplies, facility, or Confidential Information of Company was used and which was developed entirely on own time, and (1) which does not relate (a) directly to the business of Company or (b) to actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Employee for Company. (d) Works of Authorship. All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression (including but not limited to computer software) made or created by Employee, solely or jointly with others, during Em employment with Company and relating to business, actual or contemplated, shall be the exclusive property of Company (collectively Works Company will have the exclusive right to copyright such Works. Employee agrees that if any Work created while employed by Company, made for as that term is defined in the copyright laws of the United States. If, for any reason, any copyrightable Works created by Employee are excluded from that definition, Employee hereby assigns and conveys to Company all right, title, and interest (including any copyright and renewals)

-4- in such Works. (e) Attribution and Use of Works and Inventions; Waiver of Assertion of . Employee agrees that Company and its licensees are not required to designate Employee as author, inventor, or developer of any Works or Inventions when distributed or otherwise. Employee hereby any Inventions and Works. Employee agrees that Company and its licensees shall have sole discretion with regard to how and for what purposes any Inventions or Works are used or distributed. (f) Employee Cooperation in Establishment of Company Proprietary Rights. Employee will sign documents of assignment, declarations, and other documents and take all other actions reasonably required by Company, at expense, to perfect and enforce any of its proprietary rights. In the event Company is unable, for any reason whatsoever, to secure perfect, or assign any United States or foreign application for Letters Patent, trademark, copyright registration, or other filing to protect any Invention or Work, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as agent and attorney in fact, to act for and on behalf, to execute and file any such application, registration, or other filing, and to do all other lawfully permitted acts to further the prosecution, issuance, or assignment of Letters Patent or other protections on such Inventions, or registrations for trademark or copyright or other protections on such Works, with the same force and effect as if executed by Employee. 4. Return of Confidential Information and Company Property. Immediately upon termination of employment with Company, Employee shall return to Company all of Confidential Information, documents, hard copy files, copies of documents and electronic information/files, and equipment (e.g., computers and mobile phones). 5. Obligations to Other Entities or Persons. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or any other legal obligation which would While employed by Company, Employee shall not disclose or use any confidential information belonging to another entity or other person. 6. Conflict of Interest and Duty of Loyalty. Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that (i) business; (ii) deprives or potentially could deprive Company of any business opportunity; (iii) conflicts or potentially could conflict with is otherwise detrimental to Company, including but not limited to preparations to engage in any of the foregoing activities.

-5- 7. Restrictive Covenants. Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions: (a) Definitions. (1) Competing Product is defined as any implant, device, or medical product(s), service(s), instrument(s) or supplies that is the same as, related to, or similar to any product, process or service that Company is researching, developing, manufacturing, distributing, selling and/or providing at the time of separation from employment with Company. categories: (a) breast implants and tissue expanders for all indications such as, without limitation, (i) cosmetic surgery and augmentation (primary and revision); (ii) reconstructive surgery (primary and revision) including single or double mastectomy and post-mastectomy settings; (iii) post- lumpectomy; (iv) biological tissue matrix (i.e., supporting slings and meshes); and/or (v) pectus excavatum; (b) gluteal implants; and (c) specialized tools and components used in breast and gluteal implant surgery (e.g., Keller Funnel). (2) Competing Organization researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products. operates multiple, independently operating business divisions, units, lines, or segments some of which do not research, develop, manufacture, market, distribute and/or sell any Competing Products. (3) Prohibited Capacity is defined as (a) any same or similar capacity to that held by knowledge of Confidential Information and/or Inventions would render assistance to a Competing Organization a competitive advantage. (4) Restricted Geographic Area parishes or counties, municipalities, and territories, in which Company is doing business or is selling its products at the time of termination of employment with Company, including but not limited to every parish and municipality in the state of Louisiana. Employee acknowledges international Company from anywhere Company does business. (5) Restricted Period executes this Agreement and continuing for twelve (12) months after the Emp Agreement. The running time on the Restricted Period shall be suspended during any period in which Employee is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions. (6) Customer limited to: accounts, distributors, customers, doctors, clinics, surgery centers, hospitals, group purchasing organizations, integrated delivery networks, or clients) to whom, as of the date of

-6- to such separation, Company sold or provided any products and/or services and with whom Employee interacted in the course of employment with the Company or about whom Employee learned Confidential Information during employment with the Company. (7) Active Prospect individually and specifically marketed to and/or held discussions with regarding the distribution and/or sale of any of products, processes, or services at any time during the last six (6) (b) Restrictive Covenants. During the Restricted Period, Employee agrees to be bound by each of the following independent and divisible restrictions: (1) Covenant Not to Compete. (A) Employee will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity. For purposes of this section (A), if Company enforces the Restricted Period for more than 9 months, Company will compensate Employee for any such enforcement at a rate equivalent to then-applicable annual base salary, with a maximum additional compensation , assuming full enforcement of Restricted Period. (B) Employee may be employed by, work for, consult with, provide services to, or lend assistance to a Competing Organization provided that: (i) the business with which Employee will be affiliated would not, evaluated on a stand-alone basis, be a involve any Competing Products; (iv) Employee provides Company a written description of Competing Organization does not constitute a Prohibited Capacity; and (v) affiliation with the Competing Organization does not constitute a competitive disadvantage to Company. (2) Covenant Not to Solicit Customers, Vendors, or Active Prospects. Employee will not, directly or indirectly, (i) provide, sell, or market; (ii) assist in the provision, selling or marketing of; or (iii) attempt to provide, sell or market any Competing Products to any Employee will not, directly or indirectly, divert, entice, or otherwise take away from Company the business of any Customer or solicit or induce any vendor, supplier or Customer to terminate or reduce its relationship with Company. (3) Covenant Not to Solicit Company Employees. Employee will not employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any individual (1) who is employed by or is a contractor or representative of the (2) who has access to or possession of any Confidential Information that would give a Competing Organization an unfair advantage or otherwise directly or indirectly induce or entice any such individual to terminate his/her employment with Company.

-7- (4) Covenant Not to Disparage Company. Employee will not make or publish any disparaging or derogatory statements about Company; about products, processes, or services; or about past, present and future officers, directors, employees, attorneys, and agents. Disparaging or derogatory statements include, but are not limited to, negative statements prohibit Employee from providing any information as may be compelled by law or legal process. 8. Reasonableness of Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement restrict Employee from engaging in activities for a competitive purpose and are reasonabl Confidential Information, Inventions, and goodwill. Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities, and geographic area. Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose unreasonable hardship on Employee and that Employee will have a reasonable opportunity to earn an equivalent livelihood without violating any provision of this Agreement. 9. Severability, Modification of Restrictions. The covenants and restrictions in this Agreement are separate and divisible, and to the extent any covenant, provision, or clause of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision, or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, temporal duration, scope of prohibited activity, and/or scope of geographic area, Company and Employee acknowledge and agree that such covenant, provision, or clause shall automatically be deemed reformed to have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law. 10. Remedies. Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company and that money damages will not be adequate relief for such injury. Accordingly, Employee agrees that Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, incurred by Company in any action or proceeding relating to this Agreement in which Company prevails in any respect, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from violation of this Agreement. 11. Survival of Obligations. -disclosure and non-competition obligations, shall survive the termination of Employee Company, whether such termination is with or without cause and whether it is voluntary or involuntary. Employee further acknowledges and agrees that: (a) non-disclosure,

-8- non-disparagement, non-solicitation, and non-competition covenants set forth in Paragraphs 2 and 7 of this Agreement shall be construed as independent covenants and that no breach of any obligations or to preclude Company from obtaining injunctive relief or other remedies for violation or threatened violation of such covenants, and (b) the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or under Paragraphs 2 and 7 of this Agreement. 12. Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, notwithstanding any choice- of- law rules to the contrary. The parties further agree that any legal action relating to this Agreement may be commenced and maintained before a state or federal court located in Collin County, Texas. The parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts. 13. Enforcement. The parties agree that Motiva USA, LLC, Establishment Labs Holdings Inc., and/or any or each of its affiliates, or direct or indirect subsidiaries, as well as any successor-in-interest to Motiva USA, LLC and/or any of its direct or indirect subsidiaries, affiliates, or parents are express and intended parties to and beneficiaries to this Agreement, with full rights to enforce this Agreement independently or in conjunction with each other. 14. State Law Modifications for Certain Employees. Not applicable. 15. Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee. The services to be provided by Employee to Company are personal to Employee, and Employee shall 16. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of Company. 17. No Waiver. The failure of Company to insist in any one or more instances upon performance of any provision of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights. 18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement. 19. Entire Agreement; Termination of Prior Agreements. This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any and all prior offers, agreements, understandings, employment with and post-employment obligations to the Company, including but not limited to any Job Offer Letter; Letter of Intent; Employment Agreement and any amendments thereto; and any consulting or professional services agreement, including the one between Company and BCC Ventures LLC and any amendments thereto. Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement. signature below indicates that Employee has read the entire Agreement, understands what Employee is signing, and is signing the Agreement voluntarily. Employee has the right to consult with counsel prior to signing this Agreement and agrees that Company advised Employee to consult with an attorney prior to signing the Agreement. Motiva USA, LLC Name: Caldini Name: Juan José Chacón Quirós Date: ________________________________ Date:______________________________________